Exhibit 4.81

FIRST AMENDMENT

TO

CONTRIBUTION AGREEMENT

This FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”), dated as of October 12, 2007, by and among Nevada Geothermal Power Inc., a corporation registered in British Columbia (“NGP”), Nevada Geothermal Power Company, a Nevada corporation (“NGPC”), NGP Blue Mountain Holdco LLC, a Delaware limited liability company (“Holdco”), and NGP Blue Mountain I LLC, a Delaware limited liability company (“NGP1”), is entered into with reference to the following:

RECITALS:

NGP1 is a direct, wholly owned subsidiary of Holdco; Holdco is a direct, wholly owned subsidiary of NGPC; and NGPC is a direct, wholly owned subsidiary of NGP;

The parties entered into that certain Contribution Agreement (the “Contribution Agreement”), dated as of September 19, 2007, pursuant to which NGP and NGPC agreed to transfer and assign, indirectly through a series of capital contributions described therein, all of their interest in certain assets to NGP1; and

The parties desire to amend the Contribution Agreement as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the parties hereto, intending to be bound legally hereby, covenant and agree as follows:

1.

Amendment to Exhibit A.  Exhibit A to the Contribution Agreement is hereby amended by inserting the following text in sequential outline order at the end thereof:

“C.

SECURITY DEPOSITS

Security deposits and other credit support, including cash collateral, provided by or on behalf of NGPC pursuant to any of the foregoing agreements listed as Contributed Assets on this Exhibit A.”

2.

Further Assurances.  Each of NGP, NGPC, Holdco and NGP1 hereby agrees to execute and deliver all such instruments and to take all such action as may be necessary to effectuate fully the transactions contemplated by and the purposes of this Amendment.

3.

Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

4.

Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

NEVADA GEOTHERMAL POWER INC., a corporation registered in British Columbia
By:	/s/ Brian Fairbank
Name: Brian Fairbank
Title: President

NEVADA GEOTHERMAL POWER COMPANY, a Nevada corporation
By:	/s/ Brian D. Fairbank
Name: Brian D. Fairbank
Title: President

NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware limited liability company
By:	/s/ Andrew Studley
Name: Andrew Studley
Title: Chief Financial Officer and Secretary

NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware limited liability company
By:	/s/ Andrew Studley
Name: Andrew Studley
Title: Chief Financial Officer and Secretary

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